Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2021, except for the effects of the reverse stock split discussed in Note 14,  as to which the date is May 12, 2021, which includes an explanatory paragraph as to the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Digital Brands Group, Inc. as of and for the years ended December 31, 2020 and 2019, appearing in its Registration Statement on Form S-1 as amended and filed (File No. 333-255193) with the Securities and Exchange Commission.

/s/ dbbmckennon

Newport Beach, California

May 18, 2021